AMENDMENT TO EMPLOYMENT AGREEMENT

         Amendment dated April 23rd, 2001 to Employment Agreement (the "Agreement") dated March 1, 2001 between MerchantOnline.com, Inc. ("MOL") and Robert Hausman ("Executive").

         WHEREAS, MOL has encountered financial difficulties; and

         WHEREAS, MOL desires to continue to employ Executive on the revised terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, MOL and Executive agree as follows:

         1. Section 2 shall be deleted in it's entirety and replaced as follows:

              Duties and Responsibilities. The Company hereby employs Executive as Executive Vice President and Chief Operating Officer with such powers and duties in that capacity as may be established from time to time by the Company in its discretion. Executive will devote substantially his time, attention and energies to the Company's business.

         2. Section 3(a) shall be deleted in it's entirety and replaced as follows:

              Base Salary. The Company promises to pay Executive an annualized base salary of $125,000 (the "Base Salary"), less applicable deductions, payable in bi-monthly installments according to the Company's normal payroll practices. The parties acknowledge that the Base Salary has been reduced lower than the amount that the Company and Executive agree is a fair rate due to the cash position of the Company on the date of the agreement. The Base Salary shall be reviewed at least every six months by the Compensation Committee of MOL's Board of Directors. At the first review in September 2001, the Base Salary shall be adjusted upward at least to the amount set forth in the Agreement if MOL is properly funded and is meeting revenue expectations set forth in the business plan.

         3. Section 3(b) shall be deleted in it's entirety and replaced as follows:

              Bonuses: During the term of this Agreement, the Executive shall receive a bonus from the Company, in such amount as shall, from time to time, be determined by the Board of Directors of the Company, in its good faith discretion for job performance. In addition, the Executive shall receive a bonus from the Company for a successful restructuring as described in Exhibit A.

         4.   Section 3(e) shall be deleted in it's entirety and not replaced.

         5. Section 6 shall be deleted in it's entirety and replaced as follows:

              Termination Of Agreement By Company Without Cause or By Executive For Good Reason. The Company may terminate this Agreement and Executive's employment without Cause at any time upon thirty (30) days prior written notice to Executive. The Executive may terminate this Agreement and Executive's employment with Good Reason at any time upon thirty (30) days prior written notice to the Company. "Good Reason" shall mean any of the following if the same shall occur without Executive's express prior written consent: (i) the failure by the Company to obtain the assumption by operation of law or otherwise of this Agreement by any entity which is the surviving entity in any merger or other form of reorganization involving the Company or by any entity which acquires all or substantially all of the Company's assets, (ii) a material change by the Company in Executive's functions, duties and responsibilities such that he no longer effectively acts as Executive Vice President and Chief Operating Officer of the Company or (iii) any other material breach of this Agreement by the Company, which breach shall not be cured within fifteen (15) days after written notice thereof to the Company. If the Company terminates Executive's Employment without Cause or Executive terminates his employment with the Company for Good Reason, the Company will pay to Executive a severance payment of an amount equal his then-current Base Salary. (For purposes of this Section, the Base Salary shall be $200,000, which would be Executive's Base Salary had a salary reduction plan not been in place) In addition, all unvested stock options owned by the Executive shall become fully vested and exercisable at the date Executive's employment terminates, and Executive shall have the right to exercise all vested, unexercised stock options outstanding at the termination date (including the accelerated options) in accordance with the terms of the plans and agreements pursuant to which such options were issued. Executive shall also immediately be entitled to all accrued and unpaid payments and benefits under Section 3.

         6. Section 8(b) shall be deleted in it's entirety and replaced as follows:

              (b) During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive at not less than the Base Salary on the Change of Control Date (for purposes of this Section, the Base Salary shall be $200,000, which would be Executive's Base Salary had a salary reduction plan not been in place), (ii) pay Executive bonuses in amounts not less in amount than those paid during the 12 month period preceding the Change of Control Date, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

All other terms of the original employment agreement dated March 1, 2001 remain in effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement on April 23, 2001.

MerchantOnline.com, Inc.               Executive



By: /s/ JAMES DEGRACIA                 By: /s/ ROBERT HAUSMAN
    ------------------------------         ------------------------------
    James Degracia - President/CEO         Robert Hausman

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

                                    Exhibit A

                         Successful Restructuring Bonus

The Executive shall receive a bonus in the event of a successful restructuring of the Company. A successful restructuring of the Company will have occurred if the Company's operating revenues less operating expenses are greater than or equal to $0 during any three month period while Executive is Chief Operating Officer of the Company or any three month period occurring within six months of the date the executive is no longer an officer or director of the Company.

The bonus will be a grant of stock options to purchase shares of common stock at an exercise price equal to $.11, which is the fair market value on the date of this Agreement as reported by the OTC Bulletin Board on that date. The actual number of stock options will be determined by multiplying the number of full months the Executive is employed by the Company and 160,000, not to exceed a total of 2,000,000.

The stock options will be vested and exercisable according to the schedule below:

---------------------------------------------------------------------------------------------------
                                           Percentage of Shares
           Vesting Date                      Becoming Vested           Cumulative Percentage Vested
---------------------------------------------------------------------------------------------------
Immediately upon grant                              20%                             20%
---------------------------------------------------------------------------------------------------
First Anniversary of date of grant                  20%                             40%
---------------------------------------------------------------------------------------------------
Second Anniversary of date of grant                 20%                             60%
---------------------------------------------------------------------------------------------------
Third Anniversary of date of grant                  20%                             80%
---------------------------------------------------------------------------------------------------
Fourth Anniversary of date of grant                 20%                            100%
---------------------------------------------------------------------------------------------------

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